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                                                                   Page 12 of 13



                                                                   Exhibit 11.01


                             CARDINAL HEALTH, INC.
                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                    (In thousands, except per share amounts)



                                 Three Months Ended                              Six Months Ended
                          -----------------------------------           -----------------------------------
                          December 31,         December 31,             December 31,          December 31,
                              1994                 1993                     1994                  1993
                          --------------       ---------------          --------------      ---------------
FULLY DILUTED

Average shares
  outstanding                 41,726               34,430                    40,401               34,385

Net effect of dilutive
  stock options and
  warrants based on the
  treasury stock method
  using the higher of the
  average or end of period
  market price                   967                4,915                     1,327                4,842
                              ------              -------                   -------              -------

Total                         42,693               39,345                    41,728               39,227
                              ======               ======                    ======               ======

Earnings available for
  Common Shares              $20,877              $14,574                  $ 36,902              $26,380
                              ======               ======                    ======               ======

Earnings per Common
  Share                      $  0.49              $  0.37                  $    .88             $   0.67
                              ======               ======                    ======               ======